Exhibit 16.1

GRANT THORNTON LLP	September 9, 2019
75 State Street, 13th Floor
Boston, MA 02109	U.S. Securities and Exchange Commission
Office of the Chief Accountant
D +1 617 723 7900	100 F Street, NE
F +1 617 723 3640	Washington, DC 20549

Re: SeaChange International, Inc.
File No. 001-38828

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of SeaChange International, Inc. dated September 9, 2019, and agree with the statements concerning our Firm contained therein.

Very truly yours,

Boston, Massachusetts
September 9, 2019

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.